Exhibit 99

NEWS RELEASE

Travelers Releases Financial Information in Conjunction with the Company’s Investor Conference

NEW YORK, June 10, 2011 — The Travelers Companies, Inc. today released certain financial information related to topics which may be discussed at its investor conference to be held today.

The company estimates its range of catastrophe losses relating to the numerous and severe catastrophes in April and May to be approximately $1.00 billion to $1.05 billion, after-tax and net of reinsurance. These losses resulted from multiple tornadoes and hail storms, primarily in the Midwest and Southeast regions of the United States, the largest of which occurred in the last week of April and impacted 13 states. These catastrophe losses were concentrated in the company’s Business Insurance and Personal Insurance segments.

The company currently projects that book value per share at June 30, 2011, assuming no change in after-tax net unrealized investment gains from May 31, 2011, will be slightly higher than at December 31, 2010. As of May 31, 2011, the after-tax net unrealized investment gain was approximately $2.4 billion, compared to $1.9 billion at December 31, 2010.  Adjusted book value per share, which excludes after-tax net unrealized investment gains, is projected at June 30, 2011 to be generally consistent with adjusted book value per share at December 31, 2010.

As a matter of prudence the company has limited its common share repurchases due to the catastrophe losses and now expects total repurchases in the second quarter to be less than $250 million. Furthermore, the company is updating its guidance with respect to 2011 and now expects repurchases in the second half of the year to approximate $400 million in excess of second half operating income.

“In response to the significant devastation from the severe weather across the United States, our primary concern continues to be for all those individuals impacted. We are proud of our catastrophe team’s immediate response to these events and their continued dedication to helping those affected,” said Jay S. Fishman, Chairman and Chief Executive Officer.

“The company’s view of consolidated underwriting margin excluding catastrophes and prior year reserve development remains unchanged and we continue to expect a modest increase in the consolidated loss ratio on that basis in 2011.  On a written basis, quarter to date through May, Business Insurance renewal rate change was 2 percent as compared to 1 percent in the first quarter and exposure change was positive.  Within Business Insurance, Commercial Accounts renewal rate change was 4 percent as compared to 2 percent in the first quarter,” continued Fishman.

The company will host its previously scheduled investor conference today, June 10, in New York City. The conference will begin at approximately 8:30 a.m. EDT. At the half-day conference, the company will discuss certain of its strategies and perspectives. A slide presentation and live audio broadcast will be available on the investor section of the Travelers website at www.travelers.com. Following the webcast, the presentation and replays of the conference will be available at the same website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding catastrophe losses, book value per share and share repurchases.  Management may make other forward-looking statements orally during its investor day presentations.  The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond its control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements.  Additional factors that could cause actual results to differ include, but are not limited to, the following: (1) initial estimates of catastrophe losses may be materially different from ultimate losses because estimates regarding catastrophe and other weather losses require considerable judgment and are adjusted as actual claims emerge and additional information becomes available; (2) projections of book value per share and adjusted book value per share may be materially different from actual results because of numerous factors that may impact the company’s results, including, without limitation, additional catastrophe and other losses, as well as adverse reserve development, in the remainder of the quarter as well as the fact that contributors to results, such as investment results, expenses and underwriting income, may not meet the company’s expectations or may be different than assumed; and (3) actual share repurchases may be materially different from initial estimates because the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, capital requirements of its operating subsidiaries, legal requirements, regulatory constraints, catastrophe losses, other investment opportunities (including mergers and acquisitions), market conditions and other factors. For additional factors that could cause actual results to differ, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission.  The company undertakes no obligation to update any forward-looking statements.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business.  A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2010. For more information, visit www.travelers.com.

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CONTACTS

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902